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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: July 14, 2000
                (Date of earliest event reported: June 30, 2000)


                         EL PASO ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in the charter)


          Delaware                    1-11680              76-0396023
(State or other jurisdiction  (Commission File Number)  (I.R.S. Employer
      of incorporation)                                 Identification No.)


                            El Paso Energy Building
                             1001 Louisiana Street
                              Houston, Texas 77002
              (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code (713) 420-2131


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Item 5.  Other Events.

         On June 30, 2000, we amended our existing senior secured revolving credit facility, increasing the facility to $500 million from $375 million, with availability based upon our historical cash flows. This facility allows us to pursue the increasing number of internal growth opportunities in the Gulf of Mexico and to implement our acquisition growth strategy. Specifically, the additional borrowing capacity will be used to expand our offshore and onshore infrastructure through acquisitions and construction. The amended credit agreement is included as exhibit 10.1 to this Current Report on Form 8-K.

         On July 11, 2000, we entered into a letter of intent to acquire the salt dome natural gas storage businesses of Crystal Gas Storage, Inc., a subsidiary of El Paso Energy Corporation. In exchange for these businesses, we would issue to Crystal $170 million, subject to adjustment, of a new series of non-voting, perpetual limited partner interests.

         Crystal's gas storage businesses include the Petal and Hattiesburg natural gas storage facilities located in Mississippi. These facilities are well situated to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. On a combined basis, these storage facilities currently have a natural gas working capacity of 6.7 billion cubic feet, or Bcf, and are capable of delivering in excess of 670 million cubic feet per day of natural gas into three interstate pipelines, including pipelines owned by Koch Gateway Pipeline, Transcontinental Gas Pipeline and an affiliate of El Paso Energy, Tennessee Gas Pipeline. A 6.8 Bcf expansion is underway at these facilities, all of which is contractually dedicated for the next 20 years to a subsidiary of the Southern Company, the largest producer of electricity in the United States. Each of the Petal and Hattiesburg facilities is capable of making deliveries at the high rates necessary to satisfy peaking requirements in the electric generation industry.

         The Series B 10% Cumulative Redeemable Preference Units proposed to be issued in the transaction will be on a parity with our existing preference partnership units with respect to distributions (except as described below) and their preferences upon liquidation, dissolution, or winding-up. These units will have no voting rights and will accrue distributions at an annual rate of 10 percent compounding semi-annually, based upon the total liquidation value of the units. The total liquidation value will be determined based on the stated value of these units of $170 million plus any unpaid, accumulated distributions. Prior to the tenth anniversary of their issuance, we will not be required to pay accumulated distributions on these units, and may continue to pay regular distributions to our common and preference unitholders. However, after their tenth anniversary, we will be unable to make common unit distributions unless distributions accumulating on these units after the tenth anniversary date have been paid. In addition, after their tenth anniversary, these units will accrue distributions at an annual rate of 12 percent. The Series B Units will be redeemable at our option for cash, common units, or a combination of both at their liquidation value at the time of redemption.

         The consummation of this acquisition is subject to customary conditions, including negotiating definitive agreements and obtaining approval from third parties and applicable governmental authorities.

Item 7.  Financial Statements and Exhibits.

         (c) Exhibits.

             10.1 Fourth Amended and Restated Credit Agreement dated June 30, 2000, among El Paso Energy Partners L.P., El Paso Energy Partners Finance Corporation, Credit Lyonnais, as Syndication Agent, BankBoston N.A., as Documentation Agent, the Chase Manhattan Bank, as Administrative Agent, and, as applicable, the banks and other institutions parties thereto.

             99.1   Press release dated July 11, 2000.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        EL PASO ENERGY PARTNERS, L.P.

                                        By:       /s/  D. MARK LELAND
                                            ------------------------------------
                                                       D. Mark Leland
                                            Senior Vice President and Controller
                                                (Principal Accounting Officer)


Date: July 14, 2000

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                                 EXHIBIT INDEX


EXHIBIT
NUMBER           DESCRIPTION
------           -----------

 10.1            Fourth Amended and Restated Credit Agreement dated June 30,
                 2000, among El Paso Energy Partners L.P., El Paso Energy
                 Partners Finance Corporation, Credit Lyonnais, as Syndication
                 Agent, BankBoston N.A., as Documentation Agent, and the Chase
                 Manhattan Bank, as Administrative Agent, and, as applicable, the banks and other institutions parties thereto.

 99.1            Press release dated July 11, 2000.